Exhibit 10.1

LAPOLLA INDUSTRIES, INC.

$7,200,000 SUBORDINATED SECURED
FIXED RATE NOTES

_____________________________

NOTE PURCHASE AGREEMENT

_____________________________

DATED AS OF DECEMBER 10, 2013

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of December 10, 2013, is between LAPOLLA INDUSTRIES, INC., a Delaware corporation (the “Borrower”), ENHANCED JOBS FOR TEXAS FUND, LLC, a Delaware limited liability company (“Enhanced Texas”), and ENHANCED CREDIT SUPPORTED LOAN FUND, LP, a Delaware limited partnership (“Enhanced Credit,” and together with Enhanced Texas and any Assignee, each a “Purchaser” and together the “Purchasers”).

RECITALS

WHEREAS, the Borrower has proposed selling to the Purchasers those certain subordinated secured promissory notes to be issued pursuant hereto, the proceeds from the sale of such notes to be used as set forth herein.

WHEREAS, the Purchasers are willing to purchase such notes on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1            Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its introductory paragraph and recitals, shall, except where the context otherwise requires, have the following meanings:

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, Controls or is Controlled by or is under common Control with the Person specified. “Control” and correlative terms means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agent” means Enhanced Credit or any successor to Enhanced Credit pursuant to Section 9.6.

“Aggregate Interest Rate” has the meaning assigned to that term in Section 2.4(a).

“Agreement” has the meaning given to that term in the introductory paragraph hereof, as amended, restated or otherwise modified from time to time thereafter in accordance with its terms.

“Asset Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition by the Borrower (whether in one or a series of transactions) of all or any of its assets, business or other properties having a book value, or for consideration, in excess of $100,000 in any individual case or $250,000 in the aggregate during any calendar year, other than pursuant to a Casualty Event; provided that the following shall not be deemed to be Asset Dispositions for purposes of this Agreement: (i) the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, (ii) non-exclusive licenses of intellectual property in the ordinary course of business, (iii) the sale, discount or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), and (iv) the sale, exchange or other disposition in the ordinary course of business of equipment or other fixed assets that are obsolete, damaged, worn out or no longer necessary for the operations of the Borrower.

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of the Borrower, any officer of the Borrower duly authorized by resolution of its Board to take such action on its behalf, and whose signature and incumbency shall have been certified to the Purchaser by the secretary or an assistant secretary of the Borrower.

“Bankruptcy Code” has the meaning assigned to that term in Section 8.1(f).

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which the Borrower incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means the board of directors of the Borrower.

“Borrower” has the meaning assigned to that term in the introductory paragraph hereof.

“Business Day” means any day which is neither a Saturday nor Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Houston, Texas.

“Canadian Sales” means all sales of goods or services by Borrower to residents of Canada or with respect to which the sales price is payable by residents of Canada.

“Capital Expenditures” means all liabilities incurred or expenditures made by Borrower or a Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity or other equity or preference share capital of such Person.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Equivalent” means, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with a commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of a commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Purchaser.

“Casualty Event” means, with respect to any property (including any interest in property) of the Borrower, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower receives insurance proceeds, proceeds of a condemnation award or other compensation.

“Change of Control” means that (a) the Personal Guarantor and his Family Group fails to own and control, directly or indirectly, at least a majority of the Capital Stock of Borrower having the right to vote for the election of members of the Board provided that Capital Stock transferred by the Personal Guarantor or his Family Group to a Permitted Holder shall be deemed to be held by the Personal Guarantor for purposes of this clause, or (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Capital Stock of Borrower having the right to vote for the election of members of the Board.

“Closing” has the meaning assigned to that term in Section 2.2(b).

“Closing Date” has the meaning assigned to that term in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, real or personal, with respect to which a Lien has been granted to or for the benefit of the Agent pursuant to the Security Agreement or any of the other Loan Documents or which otherwise secures the payment or performance of any Obligation.

“Contingent Liability” means any agreement, undertaking, or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Corporate Guarantors” means Forest Hill Terrace Associates, L.P., a New Jersey limited partnership, and Forest Hill Terrace Associates, GP, LLC a New Jersey limited liability company.

“Corporate Guaranty Agreement” means the guaranty between the Corporate Guarantors and Agent dated as of the Closing Date, as amended, supplemented, extended, modified or restated from time to time.

“Current Pay Interest” has the meaning assigned to that term in Section 2.4(a).

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to that term in Section 2.4(b).

“Disclosure Schedules” has the meaning assigned to that term in Article IV.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Capital Stock (other than payment-in-kind); any distribution, advance or repayment of Indebtedness to a holder of Capital Stock; or any purchase, redemption, or other acquisition or retirement for value of any Capital Stock.

“Dollar” and the sign “$” mean lawful money of the United States.

“EBITDA” means for any Person for any period, determined on a consolidated basis, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, non-cash stock-based compensation expense, gains or losses arising from the sale of capital assets, gains or losses arising from the write-up or write-down of assets, and any extraordinary gains (in each case, to the extent included in determining net income).

“Enhanced Capital Texas” means Enhanced Capital Texas Fund, LP, a Texas limited partnership.

“Enhanced Indebtedness” means Indebtedness of the Borrower pursuant to the Enhanced Note Purchase Agreement.

“Enhanced Note Purchase Agreement” means that certain Note Purchase Agreement dated as of June 29, 2012 between Enhanced Capital Texas, the Borrower, and Enhanced Texas, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Borrower, any trade or business (whether or not incorporated) that, together with the Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means, with respect to the Borrower or any ERISA Affiliate, any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of any applicable law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” has the meaning assigned to that term in Section 8.1.

“Family Group” means (i) the Personal Guarantor’s spouse and descendants, (ii) any trust or similar vehicle established and maintained solely for the benefit of the Personal Guarantor, the Personal Guarantor’s spouse and/or the Personal Guarantor’s descendants, and (iii) any partnership or limited liability company whose partners or members consists solely of the Personal Guarantor, the Personal Guarantor’s spouse and/or the Personal Guarantor’s descendants; provided that in each case the Personal Guarantor retains voting control over the Capital Stock of the Company held by the Family Group.

“Financial Covenant Compliance Certificate” means a certificate substantially in the form attached as Exhibit B.

“Fixed Charge Coverage Ratio” means the ratio, determined for any period on a consolidated basis for Borrower and Subsidiaries, of (a) EBITDA to (b) the sum of Capital Expenditures (except those financed with Indebtedness other than Senior Indebtedness), cash taxes paid, interest expense (other than payment-in-kind or non-cash interest included in interest expense), principal payments made on Indebtedness (other than with respect to Revolver Loans (as defined in the Senior Credit Agreement)), and Distributions made, in each case determined for such period; provided that principal payments made with respect to the Enhanced Indebtedness during December 2013 in an amount up to $150,000 shall not be included in the calculation of the Fixed Charge Coverage Ratio.

“GAAP” has the meaning assigned to that term in Section 1.3.

“Governmental Authority” means any nation, country, commonwealth, territory, state, county, parish, municipality or any political subdivision, agency, department, commission, board or other instrumentality of any of the foregoing.

“Guarantors” means the Corporate Guarantors and the Personal Guarantor.

“Guaranty Agreements” means the Personal Guaranty Agreement and the Corporate Guaranty Agreement.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Article, Section, paragraph or provision of this Agreement or such other Loan Document.

“including” means including without limiting the generality of any description preceding such term.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices);

(e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), and indebtedness (excluding prepaid interest thereon) secured by a Lien on assets or property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) the maximum fixed redemption or repurchase price of all Capital Stock of such Person which is subject to redemption otherwise than at the sole option of such Person; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

“Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date between Borrower, Agent, and Senior Lender.

“Liens” has the meaning assigned to that term in Section 7.10.

“Liquidity” means, (a) prior to the termination of the Senior Credit Agreement, “Availability” as such term is defined in the Senior Credit Agreement and (b) following the termination of the Senior Credit Agreement, the sum of (i) the amount of unencumbered cash held by the Borrower at such time plus (ii) Cash Equivalents.

“Liquidity Transaction” shall mean any of the following transactions: (a) a registered secondary offering of the Borrower’s common stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended; (b) a Sale of the Company; (c) the liquidation of the Borrower; (d) a transfer of the Property, whether for consideration or otherwise, or execution of any agreement to transfer the Property; or (e) a Change of Control.

“Loan Amount” means the principal amount of all outstanding Notes.

“Loan Documents” means (a) this Agreement; (b) the Notes; (c) the Security Agreement; (d) the Intercreditor Agreement; (e) the Guaranty Agreements; (f) the Pledge Agreement; (g) the Personal Guarantor Subordination Agreement; and (h) all other certificates, documents, agreements, and instruments delivered under or in connection with this Agreement.

“Material Adverse Effect” means any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the assets, liabilities, condition (financial or otherwise), business or prospects of an Obligor or the ability of an Obligor to pay and perform its obligations under this Agreement, the Notes or any other Loan Document or an impairment in the perfection or priority of the Agent’s security interest in the Collateral or in the value of material Collateral.

“Maturity Date” means December 10, 2016, or such earlier date on which the Notes become due and payable pursuant to Sections 2.5, 8.2 or 8.3.

“Monthly Payment Date” has the meaning assigned to that term in Section 2.4(a).

“Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Security Agreement, and Fixture Filing executed by Forest Hill Terrace Associates, L.P. and placed in escrow as of the date hereof.

“Mortgage Escrow Agreement” means that certain Mortgage Escrow Agreement by and among Forest Hill Terrace Associates, L.P., Agent, and GRS Title Services, LLC.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which the Borrower or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” means (i) cash proceeds received by the Borrower from any Asset Disposition or Casualty Event (including insurance proceeds and awards of condemnation in connection with any Casualty Event and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses), other than any costs payable to any Affiliate of the Borrower, (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under this Agreement on the asset or property disposed, and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds, and (ii) cash proceeds attributable to any working capital, earnings, balance sheet or similar adjustment under any acquisition agreement.

“Net Value” means the fair market value of an asset (as determined by the Agent) net of any Liens against such asset (other than Liens in favor of Agent).

“Notes” means the subordinated secured promissory notes described in Article II, as amended, supplemented, extended, modified or restated from time to time.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes, and each other Loan Document.

“Obligor” means each of the Borrower and the Guarantors.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Holders” means the Personal Guarantor and his Family Group and registered holders of the Capital Stock of Borrower as of the most recent determination prior to the Closing Date.

“Permitted Indebtedness” means (a) the Senior Indebtedness, (b) the Enhanced Indebtedness, (c) the Obligations, (d) Indebtedness existing on the Closing Date and set forth on the Perfection Certificate delivered by the Borrower at Closing, and (e) Subordinated Debt.

“Permitted Investments” are:

Investments consisting of Cash Equivalents;

Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower;

Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Borrower or its Subsidiaries allowed under this Agreement;

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

Investments accepted in connection with Asset Dispositions permitted hereunder; and

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business.

“Permitted Issuances” means the issuance of any shares of Capital Stock (a) to future employees of the Borrower for compensation and incentive purposes, or (b) to raise equity capital from Permitted Holders.

“Permitted Liens” has the meaning assigned to that term in Section 7.10.

“Person” means any natural person, corporation, limited liability company, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Personal Guarantor” means Richard J. Kurtz.

“Personal Guarantor Subordination Agreement” means the subordination agreement between the Personal Guarantor and Agent dated as of the Closing Date, as amended, supplemented, extended, modified or restated from time to time.

“Personal Guaranty Agreement” means the guaranty between the Personal Guarantor and Agent dated as of the Closing Date, as amended, supplemented, extended, modified or restated from time to time.

“PIK Interest” has the meaning assigned to that term in Section 2.4(a).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that the Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower.

“Pledge Agreement” means the pledge agreement between the Personal Guarantor and the Agent dated as of the Closing Date, as amended, supplemented, extended, modified or restated from time to time.

“Principal Business Operations State” means the State that 80% of (i) the Borrower’s employees reside or (ii) payroll is paid to employees of such State.

“Property” has the meaning assigned to such term in the Mortgage.

“Purchaser” has the meaning assigned to that term in the introductory paragraph hereof.

“Required Intellectual Property” has the meaning assigned to that term in Section 4.14.

“Requisite Purchasers” means the Purchaser or Purchasers holding Notes representing more than 50% of the aggregate principal amount, at such time, of all outstanding Notes.

“Responsible Officer” means, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement or any other Loan Document.

“Restricted Securities” means the Notes issued hereunder. As to any particular Restricted Securities, such securities will cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 5.4(a) have been delivered by the Borrower.

“Sale of the Company” means a sale, transfer or other disposition of all or substantially all of the Borrower’s assets, whether through a sale of equity, a merger, a sale of assets, or otherwise.

“Security Agreement” means the Security Agreement executed and delivered by the Borrower pursuant to Article III, as amended, supplemented, restated or otherwise modified from time to time.

“Security Documents” means the Security Agreement and all other pledge or security agreements, mortgages, assignments or other similar agreements or instruments executed and delivered by the Borrower pursuant to any provision hereunder or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified, restated or supplemented from time to time.

“Senior Credit Agreement” means that certain Loan and Security Agreement dated as of August 31, 2010, between the Senior Lender and the Borrower, as amended, supplemented, extended, modified or restated from time to time.

“Senior Indebtedness” means Indebtedness of the Borrower pursuant to the Senior Credit Agreement.

“Senior Lender” means Bank of America, National Association, and its successors and assigns.

“Solvent” means, with respect to any Person, that, as of the applicable date of determination, (a) the fair saleable value of the assets of such Person, as of such date, exceeds the sum of (i) all liabilities of such Person, as of such date, plus (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person does not intend to incur or believe that it will incur debts beyond its ability to pay as such debts mature.

“Subordinated Debt” means all Indebtedness for borrowed money which is subordinated, upon terms satisfactory to the Agent, in right of payment to the payment in full in cash of all Obligations.

“Subsidiary” means any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Borrower.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that the Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transactions” means, collectively, the transactions contemplated by the Loan Documents to occur on or substantially simultaneously with the Closing Date, including (i) the loans made hereunder on the Closing Date and (ii) the payment of permitted fees and expenses in connection with the foregoing.

“United States” or “U.S.” means the United States of America.

Section 1.2            Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.3            Accounting and Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles (“GAAP”). This Agreement and the other Loan Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted. Any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page. Any pronoun used herein shall be deemed to cover all genders. Defined terms used in this Agreement may be set forth in Section 1.1 or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural or vice versa.

ARTICLE II.
NOTEs

Section 2.1            Authorization and Issuance of the Notes. Subject to the terms and conditions of this Agreement, the Borrower has authorized the sale and issuance to the Purchasers of the subordinated secured promissory notes issued by the Borrower in the aggregate principal amount of $7,200,000 to be dated as of the Closing Date, to mature on the Maturity Date, substantially in the form of Exhibit A (the “Notes”).

Section 2.2            Purchase and Sale of the Notes.

(a)                General. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower contained herein, the Borrower hereby sells to Enhanced Texas and Enhanced Texas hereby purchases from the Borrower, a Note with a face value of $1,500,000 for a purchase price of $1,470,000 and the Borrower hereby sells to Enhanced Credit and Enhanced Credit hereby purchases from the Borrower, a Note with a face value of $5,700,000 for a purchase price of $5,586,000.

(b)               Closing. The closing of the issuance, purchase and sale of the Notes (the “Closing”) shall be deemed to have taken place on December 10, 2013 (the “Closing Date”).

Section 2.3            Repayment of Principal. Unless otherwise required or permitted to be sooner paid pursuant to this Agreement and the Notes, the Borrower shall repay the aggregate outstanding principal amount of the Notes on the Maturity Date.

Section 2.4            Payments of Interest.

(a)                Base Interest Rate. Unless an Event of Default has occurred and is continuing, the outstanding principal amount of the Notes and all other accrued but unpaid Obligations shall bear interest as set forth in this Section 2.4. The Borrower shall pay to the holders of the Notes accrued interest in cash (the “Current Pay Interest”), on the last Business Day of each month (the “Monthly Payment Date”), at a rate equal to 7.25% per annum. In addition to the Current Pay Interest, accrued interest at the rate of 3.75% per annum shall be added to the principal balance of the outstanding Notes on each Monthly Payment Date (the “PIK Interest,” and together with the Current Pay Interest, the “Aggregate Interest Rate”), and itself shall bear interest at the Aggregate Interest Rate. All amounts of accrued PIK Interest as of each Monthly Payment Date shall no longer be deemed to be accrued and unpaid interest on the outstanding principal of the Loan Amount, but shall be considered principal until paid. Unless prohibited under applicable law, any accrued interest which is not paid within 3 calendar days of the date on which it is due and payable shall bear interest at the Aggregate Interest Rate until such time as payment therefore is actually paid to the holders of the Notes. Any accrued interest which for any reason has not theretofore been paid shall be due and payable in full on the Maturity Date.

(b)               Default Rate. After the occurrence and during the continuance of an Event of Default under Section 8.1(a), the Borrower shall pay, but only to the extent permitted by law, interest on the outstanding principal amount of the Notes and all other accrued but unpaid Obligations at a rate equal to the Aggregate Interest Rate plus 6.0% per annum (all of which shall increase the otherwise applicable Current Pay Interest) (the “Default Rate”).

(c)                Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

Section 2.5            Mandatory Prepayments.

(a)                If, at any time, there is a Liquidity Transaction, the Borrower shall prepay the Obligations, in whole but not in part.

(b)               Subject to the Intercreditor Agreement, immediately following any of the following events, the Borrower shall prepay the Obligations in an amount equal to (i) the Net Proceeds arising from a Casualty Event, (ii) the Net Proceeds arising from an Asset Disposition, and (iii) the amounts paid to the Borrower or any Subsidiary of the Borrower pursuant to the issuance of Capital Stock (other than Permitted Issuances) or Indebtedness (other than Permitted Indebtedness) following the Closing Date.

Section 2.6            Optional Prepayments. The Borrower has the right to prepay the Notes, in whole or in part, at any time and from time to time from after the disbursement of the applicable Note to and including the Maturity Date. Each prepayment of the Notes made pursuant to Section 2.5 or this Section 2.6 shall include a prepayment premium equal to (i) 3.0% of the amount of the prepayment if made on or prior to the first anniversary of the Closing Date, (ii) 2.0% of the amount of the prepayment if made after the first anniversary of the Closing Date, and on or prior to the second anniversary of the Closing Date, and (iii) 0.0% of the amount of the prepayment if made after the second anniversary of the Closing Date.

Section 2.7            Use of Proceeds. The proceeds from the Note issued to Enhanced Credit shall be used to finance working capital and repay the notes issued by the Borrower and held by Enhanced Texas and Enhanced Capital Texas Fund, L.P. The proceeds from the Note issued to Enhanced Texas shall be used to finance working capital and pay down accounts payable.

Section 2.8            Form of Payment. All payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the applicable Purchaser, in lawful money of the United States (in freely transferable Dollars), without setoff, deduction or counterclaim, not later than 3:00 p.m., Eastern Time, on the date due, in same day or immediately available funds, to such account as the applicable Purchaser shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the applicable Purchaser on the next succeeding Business Day. If any payment becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Section 2.9            Application of Payments. All payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be applied first to the fees and expenses of the Agent and the Purchasers, then to accrued but unpaid interest on the Obligations, then to the principal balance of the Obligations then outstanding.

Section 2.10        Saving Clause. Notwithstanding any other provision contained in this Agreement, the aggregate annual interest rate charged with respect to the Obligations (including all charges and fees deemed to be interest pursuant to applicable law) shall not exceed the maximum annual rate permitted by applicable law. In the event that the aggregate annual interest rate payable with respect to the Obligations (including all charges and fees deemed to be interest under applicable laws) exceeds the maximum legal rate, the Borrower shall only pay the Purchasers interest at the maximum permitted rate, and the Borrower shall continue to make such interest payments at the maximum permitted rate until all amounts, fees and obligations payable hereunder and under the Notes has been paid in full.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.1            Purchaser Conditions to Closing. The obligation of the Purchasers to make the loans hereunder on the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)                The Purchasers shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Purchasers shall have reasonably requested:

(i)                 this Agreement, duly completed and executed by the Borrower;

(ii)               the Security Agreement, duly completed and executed by the Borrower, together with evidence of the proper filing of a Form UCC-1 statement acceptable to the Agent;

(iii)             the opinion of McGuireWoods, LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Agent;

(iv)             the opinion of Lawrence T. Lowen, counsel to the Corporate Guarantors and the Personal Guarantor, in form and substance reasonably satisfactory to the Agent;

(v)               the Personal Guaranty Agreement, duly completed and executed by the parties thereto;

(vi)             the Corporate Guaranty Agreement, duly completed and executed by the parties thereto;

(vii)           the Intercreditor Agreement, duly completed and executed by the parties thereto;

(viii)         the Mortgage, duly completed with the exception of the legal description and executed by the parties thereto;

(ix)             the Mortgage Escrow Agreement, duly completed and executed by the parties thereto;

(x)               the Personal Guarantor Subordination Agreement, duly completed and executed by the parties thereto;

(xi)             the Pledge Agreement, duly completed and executed by the parties thereto;

(xii)           the Notes, duly completed and executed by the Borrower; and

(xiii)         such other agreements, documents and assurances as the Agent may reasonably request in connection with the transactions described in or contemplated by the Loan Documents.

(b)               The Agent shall have received a certificate, signed by the president, the chief executive officer, the chief operating officer or the chief financial officer of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Agent, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) as of the Closing Date, both immediately before and after giving effect to the consummation of the Transactions, the making of the loan hereunder and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the Transactions, the making of the loan hereunder and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the consummation of the Transactions, the making of the loan hereunder and the application of the proceeds thereof, no Material Adverse Effect has occurred since December 31, 2012, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions set forth in this Section 3.1 have been satisfied or waived as required hereunder.

(c)                The Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower, dated the Closing Date and in form and substance reasonably satisfactory to the Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate and (iii) that attached thereto is a true and complete copy of resolutions adopted by the Board of the Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of such other Loan Documents, and attaching all such copies of the documents described above.

(d)               The Agent shall have received (i) a certificate as of a recent date of the good standing of the Borrower, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of the Borrower to conduct business as a foreign corporation in such jurisdictions in which it is qualified to do business as a foreign corporation and for which its failure to be duly qualified or licensed would result in a Material Adverse Effect, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e)                The Agent shall have received certified reports from an independent search service reasonably satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower as debtor, and the results thereof shall be reasonably satisfactory to the Agent.

(f)                The Agent shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions necessary to perfect the Liens created by the Security Documents shall have been completed, or arrangements reasonably satisfactory to the Agent for the completion thereof shall have been made.

(g)               Since December 31, 2012, both immediately before and after giving effect to the consummation of the Transactions, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that would reasonably be expected to have a Material Adverse Effect.

(h)               The Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 6.8 have been satisfied, including receipt of certificates of insurance naming the Agent as loss payee or additional insured, as its interests may appear.

(i)                 The Agent shall have received an operating financial forecast for the Borrower (including an operating and capital budget) for the twenty four months following the Closing Date, including projections of (a) consolidated balance sheets of the Borrower at the end of each month of such period, (b) consolidated statements of income and expense for each month of such period, (c) consolidated statements of cash flow of the Borrower for each month of such period and (d) a budget of capital expenditures to be incurred by the Borrower for such period, all of the foregoing to be in reasonable detail and certified on behalf of Borrower by a responsible officer of Borrower as having been prepared in good faith and to the best knowledge and ability of Borrower.

(j)                 The Borrower shall have delivered to the Agent a balance sheet of the Borrower as of the end of September, 2013, and a statement of income and a statement of cash flows of the Borrower for such month and for the current fiscal year to date certified on behalf of Borrower by a responsible officer of Borrower.

(k)               The Agent shall have received written instructions from an Authorized Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of the loan to be made hereunder.

(l)                 The Agent shall have received financial information regarding the Personal Guarantor satisfactory to the Agent in its reasonable discretion, together with a certification of such information by the Personal Guarantor’s tax accountant in a form satisfactory to the Agent.

(m)             The Agent shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

(n)               The Borrower shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Notes pursuant to this Agreement in compliance with such laws.

(o)               Each of the representations and warranties contained in Article IV and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) on and as of the Closing Date, both immediately before and after giving effect to the loan to be made (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects) as of such date).

(p)               No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the loan to be made hereunder.

(q)               The Borrower shall have reimbursed the Purchasers for any of their fees, costs and expenses incurred in connection with this Agreement and the other Loan Documents.

(r)                 No material litigation by any Person shall be pending or threatened with respect to the Borrower.

(s)                Agent shall have received a waiver, in form and substance reasonably satisfactory to it, from the landlord of Borrower’s primary facility 15402 Vantage Parkway East, Houston, Texas 77032.

(t)                 The Agent shall have received evidence in form and substance reasonably satisfactory to it that all existing Indebtedness owed by the Borrower pursuant to the Enhanced Note Purchase Agreement will be paid in full on the Closing Date.

(u)               The Agent shall have received a payoff letter in form and substance reasonably satisfactory to it with respect to the Enhanced Note Purchase Agreement.

(v)               All third-party consents or approvals necessary to consummate the loan contemplated hereunder, including the approval from all necessary Governmental Authorities of the Purchasers’ Jobs for Texas investment application related to the Transactions shall have been obtained.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE BORROWER

In order to induce the Purchasers to enter into this Agreement and to purchase the Notes hereunder, the Borrower represents and warrants to the Purchasers as set forth in this Article IV (subject to the exceptions and matters disclosed on the disclosure schedules attached hereto (the “Disclosure Schedules”)).

Section 4.1            Organization. The Borrower (a) is a corporation duly organized and validly existing and in good standing under the laws of Delaware, (b) is duly qualified to do business and is in good standing as a foreign organization in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to conduct its business substantially as currently conducted by it.

Section 4.2            Due Authorization; Non-Contravention. The execution, delivery, and performance by the Borrower of this Agreement, the Notes and each other Loan Document to which it is party (a) are within the Borrower’s corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene the Borrower’s certificate of incorporation, bylaws or other constituent documents, or any material law or material contractual restriction binding on or affecting the Borrower or assets or its properties, and (d) do not result in or require the creation of any Lien upon any of the Collateral other than a Permitted Lien.

Section 4.3            Third Party Approval. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than the Senior Lender) is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes, or any other Loan Document to which it is a party.

Section 4.4            Validity. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid, and binding obligations of the Borrower enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

Section 4.5            Litigation. Except as set forth on the Perfection Certificate delivered by Borrower at the Closing, there are no proceedings involving the Borrower pending or, to the knowledge of the Borrower, threatened before any court or Governmental Authority, agency or arbitration authority that, individually or in the aggregate, would reasonably be expected to result in liability in excess of $100,000 or which purport to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document.

Section 4.6            Ownership of Properties. The Borrower owns good and marketable title to all material properties and assets, real and personal, tangible and intangible, of any nature whatsoever used by it in the operation of its business, free and clear of all Liens except for Permitted Liens.

Section 4.7            Compliance with Laws. The Borrower is in material compliance with all applicable laws, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 4.8            ERISA. No ERISA Event has occurred or is reasonably expected to occur; and (ii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan.

Section 4.9            Absence of Changes. Since December 31, 2012 the Borrower has not suffered any event, occurrence or development which would reasonably be expected to result in a Material Adverse Effect.

Section 4.10        Existing Indebtedness. The Borrower does not have any Indebtedness other than Indebtedness permitted pursuant to Section 7.4.

Section 4.11        Solvency. After giving effect to the transactions contemplated herein (including the receipt of any financing incurred by the Borrower in connection with such transactions and all repayments or refinancings of Indebtedness), the Borrower is Solvent.

Section 4.12        Subsidiaries. The Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

Section 4.13        Taxes. The Borrower has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of the Borrower if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those (in any of the foregoing cases) (i) that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) for which the failure or delinquency of payment could not reasonably be expected to have a Material Adverse Effect. Such returns accurately reflect in all material respects all liability for taxes of the Borrower for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to the best knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of the Borrower for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, the Borrower has not waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

Section 4.14        Intellectual Property. The Borrower owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted (the “Required Intellectual Property”). The Perfection Certificate delivered by Borrower at the Closing lists, as of the Closing Date and after giving effect to the Transactions, all registered Intellectual Property owned by the Borrower (excluding ordinary course, off the shelf software licenses). No claim has been asserted or is pending by any Person challenging or questioning the use of any Required Intellectual Property or the validity or effectiveness of any Required Intellectual Property, nor does the Borrower know of any such claim, and to the knowledge of any Responsible Officer of the Borrower the use of any Required Intellectual Property by the Borrower does not infringe on the known rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15        Regulated Industries. The Borrower is not (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

Section 4.16        Insurance. The assets, properties and business of the Borrower are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by companies similarly situated and under policies issued by insurers of recognized responsibility.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Borrower to enter into this Agreement and to sell the Notes hereunder, each Purchaser, individually and not jointly and severally, represents and warrants to the Borrower as set forth in this Article V with respect to such Purchaser (and only such Purchaser).

Section 5.1            Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

Section 5.2            Purchase for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Borrower, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Note to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or collateral agent, and not with a view to the resale or distribution of any part thereof except to Affiliates of such Purchaser, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Note except to Affiliates of such Purchaser. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such person or to any third Person other than an Affiliate, with respect to the Note. The Purchaser has not been formed for the specific purpose of acquiring the Note.

Section 5.3            Restricted Securities. The Purchaser understands that the Note has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Restricted Securities indefinitely unless the transfer thereof is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Borrower has no obligation to register or qualify the Restricted Securities for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, the time and manner of sale, the holding period for the Note, and on requirements relating to the Borrower which are outside of the Purchaser’s control, and which the Borrower is under no obligation and may not be able to satisfy.

Section 5.4            Legends. The Purchaser also understands that the Restricted Securities may bear one or all of the following legends (in substantially the form set forth below):

(a)                “THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH LAWS.”

(b)               Any legend required by the securities laws of any state to the extent such laws are applicable to the Restricted Securities.

Section 5.5            Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 5.6            No Finder’s Fees. The Purchaser neither is nor will be obligated for any finder’s fee or commission in connection with this transaction that would cause the Borrower to become liable for the payment of any fee or expense with respect thereto. The Purchaser agrees to indemnify and to hold harmless the Borrower from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible.

ARTICLE VI.
AFFIRMATIVE COVENANTS

The Borrower agrees with the Agent and the Purchasers that, until all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Article VI.

Section 6.1            Financial Statements. The Borrower shall provide to the Agent all of the following, in form and detail reasonably satisfactory to the Agent:

(a)                (i) within fifteen (15) days of when such plan is approved by the Board, and in any event not less than thirty (30) days after the beginning of each fiscal year, an annual budget and operating plans for such fiscal year forecasting the Borrower’s revenues, expenses and cash-position on a month-to-month basis (and as soon as available, any subsequent written revisions thereto) and (ii) as soon as practicable after the end of each month, and in any event within twenty-five (25) days thereafter, a balance sheet of the Borrower as of the end of such month, and a statement of income and a statement of cash flows of the Borrower for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with GAAP consistently applied (except as noted therein);

(b)               contemporaneously with each monthly financial statement required hereby, a Financial Covenant Compliance Certificate;

(c)                within 120 days after the last day of each fiscal year of the Borrower, the Borrower will provide each Purchaser with audited consolidated annual financial statements of the Borrower including a (i) balance sheet, (ii) statement of income and expense, (iii) statement of shareholder equity and (iv) statement of cash flow for such year, prepared in accordance with GAAP and setting forth in each case, in comparative form, the figures for the previous fiscal year, all in reasonable detail accompanied by a Financial Covenant Compliance Certificate and, in the case of the audited annual report, accompanied by an unqualified opinion of Hein & Associates LLP or another independent certified public accountant reasonably satisfactory to the Agent.

(d)               so long as the Senior Indebtedness exists, copies of all financial compliance documentation delivered to the Senior Lender;

(e)                any public filings made by the Borrower; and

(f)                from time to time such other information as the Agent may reasonably request.

Section 6.2            Compliance with Laws. The Borrower shall comply in all material respects with all laws, rules, regulations and orders applicable to the Borrower or any of its businesses, properties or assets, except where such failure to comply would not have a Material Adverse Effect.

Section 6.3            Preservation of Business and Corporate Existence. The Borrower shall: (a) carry on and conduct its business substantially as it is now being conducted, (b) maintain in good standing its existence and its right to transact business in those states in which it is now or may after the Closing Date be doing business, and (c) maintain all licenses, permits and registrations necessary to conduct business, except with respect to clauses (b) and (c) where the failure to maintain its good standing or right to transact business or to maintain such licenses, permits or registrations would not have a Material Adverse Effect.

Section 6.4            Maintenance of Properties and Leases. The Borrower shall: (a) maintain, preserve and keep its properties and assets and every part thereof in good repair, working order and condition in all material respects (except for such properties and assets as the Borrower in good faith determines are not useful in the conduct of its business), (b) from time to time make all necessary and customary property repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained in all material respects, and (c) maintain all leases of real or personal property in good standing, free of any material defaults by the Borrower thereunder.

Section 6.5            Payment of Taxes and Debts. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties and assets belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, would by law become a Lien or charge upon any properties and assets of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower has provided adequate reserves in accordance with GAAP so long as non-payment could not have a Material Adverse Effect nor result in forfeiture or sale of any assets of the Borrower. The Borrower will comply with, pay and discharge all notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Borrower is subject in accordance with the respective terms of such instruments so as to prevent any default thereunder.

Section 6.6            Books and Records; Inspection and Examination. The Borrower shall keep books and records which accurately reflect all of its business affairs and transactions. The Borrower shall permit any representatives designated by the Purchaser, upon reasonable notice and during normal business hours and at such other times as the Purchaser may reasonably request, to visit and inspect any of the properties of the Borrower, and to examine the corporate and financial records of the Borrower and make copies thereof or extracts therefrom and discuss the affairs, finances and accounts of the Borrower with its executive officers and independent accountants. The Purchaser and its representatives may discuss the business of the Borrower with the Borrower’s independent accountants so long as the Purchaser provides prior written notice thereof to the Borrower and provides a representative of the Borrower with a reasonable opportunity to participate in such discussions. The presentation of an executed copy of this Agreement by the Purchaser to the Borrower’s independent accountants shall constitute the Borrower’s permission to its independent accountants to participate in discussions with such Persons.

Section 6.7            Board Observation Rights.

(a)                The Borrower shall notify the Purchasers of the date and time for each general or special meeting of its Board (or any committee or subcommittee thereof) or of the adoption of any resolutions by any such Board by written consent (describing in reasonable detail the nature and substance of such action) at the time notice is provided to the outside directors of the Borrower, and concurrently deliver to the Purchasers any materials delivered to the Board (or any committee or subcommittee thereof), including a draft of any resolutions proposed to be adopted by written consent.

(b)               Subject to the Purchasers agreeing in writing to comply with the confidentiality obligations set forth in Section 11.13, Purchasers shall collectively be entitled to select one representative to attend all meetings of the Board or any committee or subcommittee of the Board, including telephonic meetings, and such representative shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with such attendance. The representative designated by the Purchasers shall be entitled to receive all written materials and other information given to the participants in such meetings.

Section 6.8            Insurance. Without limiting any of the requirements of any of the other Loan Documents, the Borrower shall maintain, in amounts customary for entities engaged in comparable business activities, (a) “all risk” casualty insurance on its properties against such hazards as are customarily insured against by entities engaged in comparable business activities, (b) general liability insurance, and (c) to the extent required by applicable law, worker’s compensation insurance. The Agent shall be named as an additional insured with respect to liability insurance and additional loss payee with respect to property insurance. Each such insurance policy shall require the insurer to notify the Agent in writing at least thirty (30) days prior to any cancellation or material reduction or limitation of such policy. At the request of the Agent, the Borrower shall deliver to the Agent a certificate specifying the details of such insurance in effect.

Section 6.9            Notice of Default or Material Change. The Borrower shall give prompt written notice to the Agent of (a) the occurrence of any Default or Event of Default under this Agreement or any of the other Loan Documents, (b) any event, occurrence or development which would reasonably be expected to result in a Material Adverse Effect, and (c) any event, occurrence or development that would cause the representations or warranties set forth in Article IV to be inaccurate in any material respect as of the date of such change.

Section 6.10        Workforce Commission. The Borrower shall give prompt written notice to the Agent of any complaints filed with the Texas Workforce Commission against the Borrower that exceed $25,000 in the aggregate.

Section 6.11        Landlord and Bailee Waivers. From time to time at the request of Agent, Borrower shall use reasonable efforts to obtain landlord or bailee waivers in form and substance reasonably satisfactory to Agent.

Section 6.12        Canadian Operations. Not later than thirty (30) days after the end of any fiscal quarter in which the aggregate Canadian Sales for the four (4) preceding fiscal quarters then ended exceed $20,000,000, Borrower shall notify Agent that Canadian Sales for such period exceeded such amount and provide information and documentation to Agent, in form and substance satisfactory to Agent, with regard to each of the following matters, in each case demonstrating such matters to Agent’s satisfaction in its sole discretion: (i) the structure of operations of the Canadian portion of Borrower’s business, including without limitation, any continuation as an unincorporated branch and all loan, security and related documentation (including opinions confirming the enforceability of Agent’s Liens), and (ii) Borrower’s compliance with all covenants under the Loan Documents, including without limitation the payment and remittance of all taxes, including corporate, harmonized or other sales, excise, customs and withholding taxes, in respect of the Canadian portion of Borrower’s business and/or any collection and remittance to Borrower or any other person in the United States or to Agent (and if requested by Agent, Borrower covenants and agrees to provide documentary evidence of the calculation, payment and remittance to Canada Revenue Agency and other applicable taxing authorities in Canada to the satisfaction of Agent).

ARTICLE VII.
NEGATIVE COVENANTS

The Borrower further covenants that so long as any Obligations under any of the Loan Documents remain outstanding, the Borrower shall not, nor permit any Subsidiary to, without the Agent’s prior written consent:

Section 7.1            Use of Funds. Use any of the proceeds of the Notes except for the purpose stated in Section 2.7.

Section 7.2            Capital Expenditures. Beginning on the Closing Date, make any investment in capital assets in any fiscal year in excess of an aggregate of $625,000.

Section 7.3            Lease Expenditures. Incur operating lease expense in any fiscal year in excess of an aggregate of $250,000.

Section 7.4            Other Indebtedness. Create, incur, assume, or permit to exist any Indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) Permitted Indebtedness and (b) purchase money Indebtedness and Capitalized Lease Liabilities in respect of capital expenditures permitted pursuant to Section 7.2 hereof, provided that the total of such amounts under this clause (b) shall not exceed $250,000 in the aggregate at any time.

Section 7.5            Merger, Consolidation, Transfer of Assets, Joint Venture. Merge into or consolidate with any other Person; make any substantial change in the nature of its business as conducted as of the date hereof; acquire all or substantially all of the assets of any other Person; or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of its assets or enter into any material joint ventures with any other Person.

Section 7.6            Change Capital Structure. Increase or decrease the number of shares of its Capital Stock, or vary or alter the terms or rights of any class of its Capital Stock, or issue or agree to issue any shares of its Capital Stock, except for Permitted Issuances.

Section 7.7            Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, or pledge or hypothecate any of its assets as security for, any liabilities or obligations of any other Person, including any Contingent Liability, except any of the foregoing in favor of the Purchaser.

Section 7.8            Loans, Advances, Investments. Make any loans or advances to or investments in any Person, including any subsidiary, except any of the foregoing existing as of, and disclosed to the Purchaser in writing prior to, the date hereof and except for Permitted Investments and reasonable business expenses reimbursed in the ordinary course of the Borrower’s business.

Section 7.9            Dividends, Distributions. Declare or pay any dividend or distribution either in cash, stock or any other property on its Capital Stock now or hereafter outstanding, or redeem, retire, repurchase or otherwise acquire any shares of any class of its Capital Stock now or hereafter outstanding; provided, however, the Borrower may redeem, retire or repurchase Capital Stock of the Borrower or warrants, options or other rights to subscribe for or purchase Capital Stock of the Borrower, from any Person in connection with the termination of such Person’s employment with the Borrower not to exceed $50,000 in the aggregate in any fiscal year. Notwithstanding the foregoing, no distributions or dividends will be permitted by the Purchaser for any purpose if an Event of Default exists or any such distribution or dividend results in an Event of Default.

Section 7.10        Pledge of Assets. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon (collectively, “Liens”), all or any portion of its properties or assets now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(a)                Liens in favor of the Agent;

(b)               Liens in favor of the Senior Lender;

(c)                Liens in favor of Enhanced Capital Texas;

(d)               Liens for Indebtedness permitted pursuant to Section 7.4;

(e)                Liens for taxes, assessments, governmental charges or claims the payment of which is not due or delinquent;

(f)                statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums the payment of which is not due or delinquent;

(g)               Liens (other than any Lien imposed by ERISA, and other than any Lien securing an obligation for the payment of borrowed money or for the deferred purchase price of property or services) incurred or deposits made in the ordinary course of business in connection with obligations not due or delinquent with respect to workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and other similar obligations;

(h)               zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto (and, with respect to leasehold interests, Liens and other encumbrances that are incurred, created, assumed or permitted to exist on or with respect to the leased property and arise by, through or under or are asserted by a landlord or owner of the leased property, with or without consent of the lessee) that were not incurred in connection with the borrowing of money and that do not in the aggregate materially detract from the value of the property of the Borrower or impair the use of such property for the purposes for which such property is held by the Borrower; and

(i)                 the extension, renewal or replacement of any Permitted Lien described in clauses (b) or (c) above, but only if the principal amount of the Indebtedness secured by such Lien immediately prior to such extension, renewal or replacement is not increased and the Lien is not extended to other property.

Section 7.11        ERISA. The Borrower shall not cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 7.12        Transactions with Affiliates. Except for payments to non-employee directors of the Borrower of reasonable fees for service in such capacity consistent with past practice and reimbursement of actual out-of-pocket expenses incurred in connection with attending meetings of the boards of directors or similar governing bodies of the Borrower and committees thereof, and provision of reasonable indemnification to such directors, all as determined by the board of directors or similar governing bodies of the Borrower in good faith, enter into any transaction of any kind with any of its Affiliates, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 7.13        Subordinated Debt. (a) amend or modify any of the terms or conditions relating to Subordinated Debt, in a manner adverse to the Purchasers or in a manner prohibited under the terms of any instrument or agreement subordinating the same to the Obligations; (b) make any voluntary prepayment of the Subordinated Debt or effect any voluntary redemption thereof; (c) make any payment on account of the Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations, or (d) take or fail to take any action under any agreement with respect to such Subordinated Debt that would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 7.14        Lines of Business. Engage in any lines of business other than the businesses engaged in by the Borrower as of the Closing Date and businesses and activities reasonably related thereto.

Section 7.15        Sale-Leaseback Transactions. Enter into any sale-leaseback transaction involving any real property or other assets.

Section 7.16        Amendments or Modifications. Enter into any amendments or modifications of the Senior Credit Agreement or any other material contract or instrument entered into in connection therewith, except as permitted by the Intercreditor Agreement.

Section 7.17        Relocation. Relocate the Principal Business Operations State outside of Texas.

Section 7.18        Minimum EBITDA. The Borrower shall not permit its EBITDA for the three (3) months ending on the last day of each month set forth below to be less than the corresponding amount set forth below for such period:

Three Month Period Ended	Minimum EBITDA
December 31, 2013	$209,681
January 31, 2014	$132,256
February 28, 2014	$176,963
March 31, 2014	$250,212
April 30, 2014	$465,226
May 31, 2014	$583,420
June 30, 2014	$750,681
July 31, 2014	$830,315
August 31, 2014	$941,489
September 30, 2014	$1,015,570
October 31, 2014	$1,030,250
November 30, 2014	$866,285
December 31, 2014	$464,898
January 31, 2015	$244,032
February 28, 2015	$241,732
March 31, 2015	$380,909
April 30, 2015	$585,206
May 31, 2015	$702,332
June 30, 2015	$860,241
July 31, 2015	$936,405
August 31, 2015	$1,037,729
September 30, 2015	$1,106,449

Section 7.19        Fixed Charge Coverage Ratio. The Borrower shall not permit its Fixed Charge Coverage Ratio for the twelve (12) months ending on the last day of each month set forth below to be less than the corresponding amount set forth below for such period:

Twelve Month Period Ended	FCCR
December 31, 2013	0.90
January 31, 2014	0.90
February 28, 2014	0.90
March 31, 2014	0.80
April 30, 2014	0.80
May 31, 2014	0.90
June 30, 2014	0.90
July 31, 2014	1.0
August 31, 2014 and the last day of each month thereafter	1.25

Section 7.20        Minimum Liquidity. The Borrower shall not permit its Liquidity to be less than $500,000.

ARTICLE VIII.
EVENTS OF DEFAULT

Section 8.1            Generally. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)                The Borrower shall fail to pay any (i) principal when due, (ii) interest when due, or (iii) fees or other amounts payable under any of the Loan Documents when due; and, in the case of clauses (ii) and (iii) only, such failure continues unremedied for a period of three (3) calendar days.

(b)               Any financial statement or certificate furnished to the Agent or Purchasers in connection with, or any representation or warranty made by an Obligor, in this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)                Any default in the performance of or compliance with the provisions of Section 6.1, 6.6, 6.8, 6.13, and Article VII.

(d)               Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a), (b) or (c) above) shall occur, and with respect to any such default which by its nature can be cured, such default shall continue for a period of ten (10) days from the earlier of such time as an Obligor has knowledge thereof or an Obligor receives notice thereof from Agent, and with respect to any such default which by its nature cannot be cured or is a willful breach by an Obligor, immediately.

(e)                Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which an Obligor has incurred any Indebtedness or other liability to any Person, including the Purchasers, which gives such person or entity the right to accelerate the payment of Indebtedness or liability in excess of $250,000.

(f)                The filing of one or more notices of judgment Lien against an Obligor securing obligations, in the aggregate, in excess of $250,000, that remains unpaid for a period of ten (10) days from the filing of such notice; or the recording of any abstract of judgment against an Obligor in any county in which the applicable Obligor has an interest in real property securing obligations, in the aggregate, in excess of $250,000, that remains unpaid for a period of ten (10) days from the recording of such abstract; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of an Obligor securing obligations, in the aggregate, in excess of $250,000, that remains outstanding for a period of ten (10) days from the service of such notice; or the entry of judgments against an Obligor in the aggregate in excess of $250,000, that remains unpaid for a period of ten (10) days from the entry of such judgment.

(g)               An Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; an Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against an Obligor, or an Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or an Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against an Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(h)               The dissolution or liquidation of the Borrower; or the Borrower or any of its directors or stockholders shall take action seeking to effect the dissolution or liquidation of the Borrower.

(i)                 If any obligation of a Guarantor under a Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of such Guaranty), or if a Guarantor fails to perform any obligation under a Guaranty (including the satisfaction of any covenants contained therein), or repudiates or revokes or purports to repudiate or revoke any obligation under a Guaranty, or if a Guarantor Default (as defined in a Guaranty) occurs.

(j)                 A Change of Control occurs.

Section 8.2            Action if Bankruptcy. If any Event of Default described in Section 8.1(f) shall occur, the outstanding principal amount of the Notes and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

Section 8.3            Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1(f)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent may by notice to the Borrower declare all or any portion of the outstanding principal amount of the Notes and any other Obligations to be due and payable, whereupon the full unpaid amount of the Notes and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

ARTICLE IX.
Agent.

Section 9.1            Appointment and Authority. Each of the Purchasers hereby irrevocably appoints Enhanced Credit to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Section 9.6, the provisions of this Article are solely for the benefit of the Agent and the Purchasers, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

Section 9.2            Rights as a Purchaser. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Agent and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Purchasers.

Section 9.3            Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a default or Event of Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Requisite Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Purchasers or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any default or Event of Default unless and until notice describing such default or Event of Default is given to the Agent by the Borrower or a Purchaser.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 9.4            Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a loan that by its terms must be fulfilled to the satisfaction of a Purchaser, the Agent may presume that such condition is satisfactory to such Purchaser unless the Agent shall have received notice to the contrary from such Purchaser prior to the making of such loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5            Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.6            Resignation of Agent. The Agent may at any time give notice of its resignation to the Purchasers and the Borrower. Upon receipt of any such notice of resignation, the Requisite Purchasers shall have the right, in consultation with the Borrower, to appoint a successor, which shall be either a Purchaser or a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Purchasers and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Purchasers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Purchasers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Purchaser directly, until such time as the Requisite Purchasers appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 11.11, and Section 11.12 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 9.7            Non-Reliance on Agent and Other Purchasers. Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8            Collateral and Guaranty Matters.

(a)                The Agent is hereby authorized on behalf of the Purchasers, without the necessity of any notice to or further consent from the Purchasers, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b)               The Purchasers hereby authorize the Agent, at its option and in its discretion, (i) to release any Lien granted to or held by the Agent upon any Collateral (A) upon payment in full of all of the Obligations then due and payable, (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Loan Document or to which the Requisite Purchasers have consented in writing or (C) otherwise pursuant to and in accordance with the provisions of any applicable Loan Document, and (ii) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.10. Upon request by the Agent at any time, the Purchasers will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under a Guaranty, pursuant to this Section 9.8(b).

ARTICLE X.
Transfer of A Note.

Section 10.1        Successor and Assigns in General. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer the Borrower’s rights hereunder or any interest herein or delegate its duties hereunder without the prior written consent of the Agent. Any Purchaser or any Assignee may assign all or any portion of its interest in and rights under this Agreement or such Purchaser’s Note to another Person (an “Assignee”), or grant a participating or beneficial interest in this Agreement and the Note to another Person (a “Participant”), provided that such assignment or participation does not constitute a violation of federal securities laws or any applicable state securities laws or regulations. The transferring Purchaser shall give the Borrower prompt written notice of any assignment of or participation in the Notes hereunder but any delay or failure to provide such notice shall not void the assignment or participation. Any purported assignment of rights or delegation of duties in violation of this section is void.

Section 10.2        Further Assurance. The Borrower shall, from time to time at the request of any Purchaser, execute and deliver to such Purchaser or to such party or parties as such Purchaser may designate, any and all further instruments as may in the reasonable opinion of such Purchaser be necessary or advisable to give full force and effect to any transfer contemplated by this Section 10.

Section 10.3        Participants. With respect to a Purchaser granting a participating interest, unless an Event of Default has occurred and is continuing at the time of such grant, (i) the Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

Section 11.1        Waivers, Amendments. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Purchasers. No failure or delay on the part of the Purchasers or any holder of the Notes in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Purchasers or any holder of the Notes under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 11.2        Further Assurances. The Purchasers and the Borrower agree and covenant that at any time and from time to time they will promptly execute and deliver such further instruments and documents and take such further action as may be reasonably required in order to carry out the full intent and purpose of this Agreement and to comply with federal or state securities laws or other regulatory approvals.

Section 11.3        Notices. Except as otherwise provided herein, any notices desired, required or permitted to be given hereunder shall be delivered by email to each email address listed below (as applicable) and (i) personally, (ii) mailed, certified or registered mail, return receipt requested, postage prepaid, (iii) by commercial overnight courier service, charges prepaid, or (iv) by confirmed facsimile (provided that a paper version is also sent by any of (i), (ii), or (iii) above) to the following addresses and numbers, or such other addresses and numbers as shall be given by notice delivered hereunder:

If to the Agent:

Enhanced Credit Supported Loan Fund, LP

601 Lexington Avenue, 55th Floor

New York, NY 10022

Attn: Douglas A. Cruikshank

Email: DCruikshank@enhancedcapital.com

with copies of notices to any of the foregoing (which shall not constitute notice) to:

Enhanced Jobs For Texas Fund, LLC

601 Lexington Avenue, 55th Floor

New York, NY 10022

Attn: Denise Kutsch

Email: dkutsch@enhancedcapital.com

and

Shane McCarthy

Email: smccarthy@enhancedcapital.com

and

Perkins Coie LLP

131 South Dearborn Street

Suite 1700

Chicago, IL 60603

Attn: Teri A. Lindquist

Email: tlindquist@perkinscoie.com

Facsimile: (312) 324-9547

If to the Borrower:

Lapolla Industries, Inc.

15402 Vantage Parkway East

Suite 322

Houston, TX 77032

Attn: Michael T. Adams

Email: madams@lapolla.com

Facsimile: (281) 219-4710

with copies of notices to any of the foregoing (which shall not constitute notice) to:

McGuireWoods LLP

1345 Avenue of the Americas, 7th Floor

New York, NY 10105

Attn: Stephen E. Older and Leon Yel

Email: solder@mcguirewoods.com

Facsimile: (212) 715-2307

or to such other address or telecopy number as each party may designate for itself by like notice give in accordance with this Section 11.3.

Section 11.4        Survival. The representations and warranties made by the Borrower and each Purchaser in this Agreement and in each other Loan Document shall continue until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which by their terms are to survive the termination of this Agreement) have been paid in full and satisfied.

Section 11.5        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effect and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.6        Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

Section 11.7        Execution in Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. A signature of a party to this Agreement or any of the Loan Documents sent by facsimile or other electronic means shall be deemed to constitute an original and fully effective signature of such party.

Section 11.8        Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES, AND EACH OTHER LOAN DOCUMENT, AND DISPUTES OR CONTROVERSIES ARISING HEREUNDER OR THEREUNDER, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES, AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. In the event of a conflict between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall control.

Section 11.9        Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PURCHASERS OR THE BORROWER MAY BE BROUGHT AND MAINTAINED IN ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND THE PURCHASERS AND THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE PURCHASERS AND THE BORROWER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.3. THE PURCHASERS AND THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 11.10    Waiver of Jury Trial. THE PURCHASERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PURCHASERS OR THE BORROWER.

Section 11.11    Expenses. The Borrower agrees to pay, and advance to and hold the Purchasers and the Agent and any holder of the Notes harmless against liability for the payment of, (a) the reasonable fees and expenses of their counsel arising in connection with the negotiation, due diligence review, execution and consummation of the transactions contemplated by the Loan Documents, (b) reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of the Loan Documents, (c) stamp and other taxes which may be payable in respect of the execution and delivery of the Loan Documents or the issuance, delivery or acquisition of the Notes, (d) all reasonable out of pocket costs and expenses incurred by the Purchasers and the Agent (including reasonable attorneys’ fees and expenses) in connection with the collection of the Obligations or the enforcement of any provisions of the Loan Documents, and (e) all other reasonable out of pocket fees and expenses the Purchasers and the Agent incurred in connection herewith.

Section 11.12    Indemnity. THE BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE PURCHASERS AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH PERSON IN CONNECTION HEREWITH, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF ANY SUCH PERSON. In no event shall the Borrower have any obligation hereunder to indemnify or hold harmless the Purchasers with respect to a claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of the proposed indemnitee.

Section 11.13    Confidentiality. Each Purchaser shall exercise the same degree of care that it exercises with respect to its own proprietary information in order to maintain the confidentiality of any material non-public information received pursuant to this Agreement (including any such information or materials obtained through the exercise of the board observation rights provided in Section 6.7), except that the foregoing shall not be construed to prevent the Purchasers from:

(a)                making any disclosure of any information (A) if required to do so by any applicable law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of such Person’s business or that of the corporate parent or affiliates of such Person in connection with the exercise of such authority or claimed authority, (C) pursuant to subpoena or other legal process, or (D) expressly permitted by the Loan Documents;

(b)               making disclosures of any information to the extent such Person or its counsel reasonably deems necessary or appropriate to do so to enforce its rights hereunder or under any other Loan Document or any remedy provided herein or therein or otherwise available by law;

(c)                making, on a confidential basis, such disclosures as such Person reasonably deems necessary or appropriate to such Person’s legal counsel or accountants, partners or investors (including outside auditors and legal counsel of such Person’s accountants, partners or investors) or to such Person’s employees, officers, directors or Affiliates, so long as such parties are notified of the confidential nature of such information;

(d)               making disclosures to prospective transferees or purchasers of any interest in the Notes, provided that they have agreed to be bound by the provisions of this Section 11.13; or

(e)                making disclosures otherwise consented to by the Borrower.

In addition to the foregoing, the Purchaser shall be permitted to (i) disclose information about such financing transactions in the ordinary course of its business and in a manner consistent with the public disclosures by such Person in respect of similar financings, (ii) make any disclosures required by or deemed advisable under applicable laws, including federal and state securities laws and applicable securities exchanges and markets; and (iii) make public disclosures to its investors and analysts customary in the ordinary course of its business and in a manner consistent with the public disclosures by such Person in respect of similar financings. The parties hereto expressly agree that nothing in this Section 11.13 shall restrict the Purchasers from disclosing the amount of the Notes in the ordinary course of its business in (x) filings with or communications to investors required by the United States Securities and Exchange Commission or applicable foreign counterpart, (y) earnings press releases and (z) finance industry publications for the purpose of obtaining league table credit or similar rankings.

Confidential information shall include only such information received from the Borrower the proprietary nature of which is apparent, or identified as confidential or proprietary at the time provided to a Purchaser by or on behalf of the Borrower, but shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to a Purchaser through no fault of such Purchaser, or (ii) is disclosed to a Purchaser by a third party, provided such Purchaser does not have actual knowledge that such third party is prohibited from disclosing such information.

Section 11.14    Publicity. Notwithstanding any other provision contained herein, the Purchasers shall have the right from time to time to issue press releases or other public statements, in form and substance as shall be determined by the Purchasers in such Purchaser’s sole discretion, with respect to the transactions contemplated by this Agreement; provided that such releases shall be subject to Borrower’s consent, such consent not to be unreasonably withheld, conditioned or delayed.  Each Purchaser shall also have the right to list the Borrower as a portfolio company of such Purchaser on the web site or sites owned and maintained by such Purchaser and in any other marketing materials as such Purchaser, in its sole discretion, shall determine.

Section 11.15    Disclosure Schedules. The Disclosure Schedules are hereby incorporated into this Agreement to the same extent as though fully set forth herein (provided that in no event shall any information or disclosures in the Disclosure Schedules be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement).  Information contained in the Disclosure Schedules under any particular schedule or section is deemed disclosed with respect to all other schedules or sections and any representations, warranties or covenants of the Borrower where the applicability of such information to such other schedules or sections or representations, warranties or covenants is reasonably apparent.  Any matter disclosed in the Disclosure Schedules shall not be deemed an admission or representation as to the materiality of the item so disclosed or that such item did not arise in the ordinary course of business, and matters disclosed in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedules.  Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the Borrower to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BORROWER: LAPOLLA INDUSTRIES, INC.

By: /s/ Michael T. Adams, EVP
Name: Michael T. Adams
Title: Executive Vice President

AGENT AND PURCHASER:
ENHANCED CREDIT SUPPORTED LOAN FUND, LP By: ENHANCED CSLF GP, LLC, its general partner By: /s/ Douglas A. Cruikshank
Name: Douglas A. Cruikshank
Title: Manager
PURCHASER: ENHANCED JOBS FOR TEXAS FUND, LLC
By: /s/ Michael Korengold
Name: Michael Korengold
Title: Authorized Signatory

EXHIBIT A

Form of Initial Promissory Note

EXHIBIT B

Form of Financial Covenant Compliance Certificate